                                                                    EXHIBIT 3.15


                                                     CONFIDENTIAL TREATMENT HAS
                                                     BEEN REQUESTED FOR PORTIONS
                                                     OF THIS DOCUMENT.
                                                     CONFIDENTIAL PROVISIONS
                                                     HAVE BEEN OBSCURED.



                           LICENSE AGREEMENT BETWEEN

                               MCGILL UNIVERSITY
                                      AND
                               NOVOPHARM LIMITED

             EFFECTIVE THE TWENTY-EIGHTH (28TH) DAY OF APRIL, 1994


1     PREAMBLE

      1.1       IDENTIFICATION OF THE PARTIES

                1.1.1 This LICENSE AGREEMENT is entered into between MCGILL UNIVERSITY (hereinafter referred to as "MCGILL"), with principal offices at 845 Sherbrooke St. W., Montreal, Quebec, Canada H3A 2T5, and NOVOPHARM LIMITED (hereinafter referred to as "NOVOPHARM"), a pharmaceutical company having its principal office at 30 Nably Court, Scarborough, Ontario, Canada M1B 2K9.

                1.1.2 This LICENSE AGREEMENT is effective as of the twenty-eighth (28th) day of April, 1994.

      1.2       LICENSEE REPRESENTATIONS

                        NOVOPHARM desires to obtain exclusive license rights to the LICENSED TECHNOLOGY, under the terms and conditions of this LICENSE AGREEMENT.

      1.3       LICENSOR REPRESENTATIONS

                1.3.1 MCGILL is the owner of the entire right, title and interest in the LICENSED TECHNOLOGY.

                1.3.2 Dr. G.B. Price of the McGill Cancer Centre, the original inventor of the ideas embodied in the LICENSED TECHNOLOGY, as defined herein, has assigned his interest(s) in the LICENSED TECHNOLOGY to MCGILL which has the exclusive right to issue this LICENSE AGREEMENT granting NOVOPHARM rights to the LICENSED TECHNOLOGY.

                1.3.3 MCGILL is an institution of higher education and is not in the business of commercially developing ideas, inventions, or other types of intellectual properties which are a by-product of research performed to further MCGILL's goals and objectives.

      1.4       NOW THEREFORE

                        In consideration of the foregoing premises, the mutual covenants and obligations hereinafter contained, and other good and valuable consideration, MCGILL and NOVOPHARM agree as follows:

2     DEFINITIONS

      2.1       USAGE

                        For the purposes of this LICENSE AGREEMENT, the following terms, words, and phrases, when used in the singular or plural, shall have the meanings given to them in this Section.

      2.2       LICENSOR

                        "MCGILL UNIVERSITY," as abbreviated "MCGILL," means the university by that name having its principal office at 845 Sherbrooke St. W., Montreal, Quebec, Canada H3A 2T5, and shall also include all AFFILIATES. MCGILL is the licensor in this LICENSE AGREEMENT.

      2.3       LICENSEE

                        "NOVOPHARM LIMITED," as abbreviated "NOVOPHARM," means the pharmaceutical company by that name having its principal office at 30 Nably Court, Scarborough, Ontario, Canada M1B 2K9 and shall also include all AFFILIATES. NOVOPHARM is the licensee in this LICENSE AGREEMENT.

      2.4       TECHNOLOGY TO BE LICENSED

                        The intellectual property licensed in this LICENSE
      AGREEMENT shall be known as a myeloma-like cell line [          ] which is
      identified in the publication entitled [


                        ] with a similar pattern of reactivity against a panel of human tumor cell lines and a lack of reaction with normal human astrocytes.

      2.5       AFFILIATE

                        "AFFILIATE" means, with respect to a party of this LICENSE AGREEMENT, any individual or entity which directly or indirectly controls, is controlled by, or is under common control with such party. The term "control" means possession, direct or indirect, of the powers to direct or cause the direction of the management or policies of a person or entity; whether through ownership of equity participation, voting securities, or beneficial interests; by contract; by Agreement; or otherwise.

      2.6       CALENDAR YEAR

                        "CALENDER YEAR" means a period of twelve (12) months in the Gregorian Calender beginning on January 1 and ending on December 31.

      2.7       DATE OF COMMERCIALIZATION

                        "DATE OF COMMERCIALIZATION" means the date that the LICENSED PRODUCT(S) are first marketed or publicly made available.

      2.8       EFFECTIVE DATE

                        "EFFECTIVE DATE" means the twenty-eighth (28th) day of April, 1994, which is the date upon which this LICENSE AGREEMENT becomes effective.

      2.9       FAIR MARKET VALUE

                        "FAIR MARKET VALUE" means the gross sales price or value which NOVOPHARM would realize from an unaffiliated, unrelated buyer in an arm's length sale or exchange of consideration for an identical item or service sold or provided in the same quantity and at the same time and place as the sale or exchange for which the FAIR MARKET VALUE is to be determined.

      2.10      GROSS REVENUES

                        "GROSS REVENUES" means all sales, revenues, receipts, monies, and considerations, directly or indirectly, collected or received by NOVOPHARM from the sale, lease, or other transfer of LICENSED PRODUCTS, whether such is received in cash or by way of other benefit, advantage, or concession. If received in a form other than cash, the applicable revenue will be the monetary equivalent or FAIR MARKET VALUE of the benefit, advantage, or concession.

      2.11      LICENSE AGREEMENT

                        "LICENSE AGREEMENT" means the license agreement, defined by the document in which this paragraph appears. This LICENSE AGREEMENT is between MCGILL UNIVERSITY, as licensor, and NOVOPHARM LIMITED as licensee. Also included in this LICENSE AGREEMENT are all Exhibits attached hereto and all amendments which may be made thereto.

      2.12      LICENSED PRODUCT

                        "LICENSED PRODUCT" means any product, apparatus, method, or SERVICE the production, manufacture, sale, lease, USE, or practice of which incorporates or makes USE of any part (including progeny, mutants, derivatives or part thereof) of the LICENSED TECHNOLOGY.

      2.13      LICENSED TECHNOLOGY

                        "LICENSED TECHNOLOGY" means all technology within the
      scope of the [          ] cell line, owned or controlled by MCGILL, as of
      the EFFECTIVE DATE with the exclusion of the [                          ]
      already covered, by the Sponsored Research and [
                 ] more specifically, [

                ] and since abandoned.

      2.14      NET SALES

                        "NET SALES" means the gross sales price or fees; whether or not invoiced, billed, or received by NOVOPHARM from a third party attributable to NOVOPHARM's sale, lease, or transfer of any LICENSED PRODUCT; less qualifying costs directly attributable to such USE, sales, lease, or transfer and actually allowed and borne by NOVOPHARM. Such qualifying costs shall be limited to costs of the following:

                2.14.1 Credits or refunds, not exceeding the original or customary billing or invoice amount, for claims or returns.

                2.14.2  Packaging.

                2.14.3  Prepaid transportation insurance premiums.

                2.14.4  Prepaid outbound transportation expenses.

                2.14.5  Handling charges.

                2.14.6 Taxes; including sales, use, turnover, excise, import, export, and other taxes or duties, separately billed or invoiced, and borne by NOVOPHARM, imposed by a government agency on such sales, lease, or transfer.

                2.14.7 Samples and discounts, in amounts customary in the trade, for quantity purchases, cash payments, prompt payments, wholesalers and distributors.

      2.15      OCCURRENCE OF SALE

                        A LICENSED PRODUCT shall be deemed sold, leased, or transferred at the time NOVOPHARM bills, invoices, ships, or receives payment for such LICENSED PRODUCT, whichever event occurs first.

      2.16      INCORPORATION OF LICENSED PRODUCT

                        In the event any LICENSED PRODUCT is incorporated into a larger product or broader use, not considered in its totality to be a LICENSED PRODUCT, the monetary value of such incorporated LICENSED PRODUCT shall be the higher of (A) the money received by NOVOPHARM for similar LICENSED PRODUCT in an equivalent quantity and in an arm's length transaction, with a nonaffiliated third party, occurring, at or near the same time and location; or (B) after taking into consideration NOVOPHARM's cost of the larger product or service without the incorporated LICENSED PRODUCT as compared to their cost of the larger product or service without the incorporated LICENSED PRODUCT as compared to their cost of the larger product or service with the incorporated LICENSED PRODUCT, that portion of the money or monetary equivalent of the larger product or service, fairly attributable to the value added or saved by incorporation of the LICENSED PRODUCT.

      2.17      SERVICE

                        "SERVICE" means, if used as a verb, to repair, adjust, maintain or otherwise recondition a licensed product after it has been USED, sold, leased or transferred, directly or indirectly, by NOVOPHARM. "SERVICE" means, if used as a noun, any USE of the LICENSED TECHNOLOGY by NOVOPHARM, or any other party authorized, directly or indirectly, by NOVOPHARM with rights to USE the LICENSED TECHNOLOGY to facilitate the desires of another party.

      2.18      TERRITORY

                        "TERRITORY" means the world.

      2.19      USE

                        "USE" means any form of practice or utilization of the LICENSED TECHNOLOGY, LICENSED PRODUCT(S), or any portion thereof.

3     GRANT

      3.1       GRANT OF RIGHTS

                        Subject to the terms and conditions of this LICENSE AGREEMENT, MCGILL hereby grants to NOVOPHARM exclusive royalty bearing license rights to sell in the TERRITORY, where MCGILL may lawfully grant such license rights, the LICENSED TECHNOLOGY for the term of this LICENSE AGREEMENT.

      3.2       RIGHTS RESERVED

                        Notwithstanding the exclusive license granted herein, MCGILL specifically reserves the rights to USE the LICENSED TECHNOLOGY for its own internal purposes, including continuing research, development, testing, and all other related USES.

4     TERM AND TERMINATION

      4.1       TERM OF AGREEMENT

                        The term of this LICENSE AGREEMENT shall commence on its EFFECTIVE DATE and this LICENSE AGREEMENT shall terminate ten (10) years from the DATE OF COMMERCIALIZATION of the first LICENSED PRODUCT or on the twentieth (20th) year anniversary of the EFFECTIVE DATE, whichever date shall occur first, unless this LICENSE AGREEMENT earlier terminates by operation of law or by acts of the parties in accordance with the terms of this LICENSE AGREEMENT.

      4.2       LICENSEE'S RIGHTS TO TERMINATION

                        NOVOPHARM may terminate this LICENSE AGREEMENT after it has been in effect for one year. In order to terminate, NOVOPHARM must give written notice of its intent to terminate at least sixty (60) days prior to actual termination.

      4.3       LICENSOR'S RIGHTS TO TERMINATION

                4.3.1 Upon any material breach of or default under this LICENSE AGREEMENT by NOVOPHARM, MCGILL may terminate this LICENSE AGREEMENT.

                4.3.2 MCGILL shall give NOVOPHARM written notice of termination prior to terminating this LICENSE AGREEMENT. Such notice shall state the cause(s) for termination and the procedures, if any, NOVOPHARM must follow to prevent such termination. NOVOPHARM shall have thirty (30) days after the effective date of the notice to remedy the stated cause(s) for termination, according to the procedures stated, otherwise this LICENSE AGREEMENT and all rights granted NOVOPHARM, shall automatically terminate at the end of the thirtieth (30th) day.

                4.3.3 In the event NOVOPHARM ceases conducting business in a normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of, or becomes subject to, any proceeding under the Federal Bankruptcy Act or any other statute of any state or country relating to insolvency or the protection of creditor rights, this LICENSE AGREEMENT shall immediately and automatically terminate at the occurrence of any such event.

      4.4       RESULTS OF TERMINATION

                4.4.1 Termination of this LICENSE AGREEMENT shall not release MCGILL or NOVOPHARM from any obligation or liability to the other which shall have matured prior to termination, nor shall termination rescind or require repayment of any payment or consideration made or given by either party, except as otherwise provided herein. If the terms of this LICENSE AGREEMENT expressly state that a right or obligation shall survive termination of this LICENSE AGREEMENT, such right or obligation shall survive termination to the degree necessary to allow complete fulfillment or discharge of the right or obligation. The following rights and obligations, in addition to others as provided herein, shall survive termination. (A) NOVOPHARM shall make all reports as required herein prior to termination, and additionally shall prepare a termination report as reasonably required by MCGILL. (B) NOVOPHARM shall pay all royalties or other payments due MCGILL accrued or accruable for payment prior to or after termination, and all such royalties and payments accruable prior to termination shall become immediately due and payable at the time of termination. (C) At all times, both before and after termination, NOVOPHARM shall maintain all records required to be kept herein and shall allow MCGILL audit privileges as defined herein, upon fifteen (15) days' prior written notice to NOVOPHARM. (D) All claims and causes of action MCGILL may have against NOVOPHARM shall survive termination of this LICENSE AGREEMENT.

                4.4.2 Should this LICENSE AGREEMENT be terminated for any reason, excepting a material breach by MCGILL, NOVOPHARM shall cease all USE of the LICENSED TECHNOLOGY, and excepting sales of inventory, which shall be subject to the terms of this LICENSE AGREEMENT, NOVOPHARM shall cease all sale or transfer of the LICENSED PRODUCT(S).

5     LICENSING CONSIDERATION

      5.1       LICENSE ISSUE FEE

                In consideration of the license granted herein, the costs incurred and services rendered by MCGILL, NOVOPHARM shall, on the EFFECTIVE DATE, pay to MCGILL a license issue fee of [
         ] The license issue fee shall be nonrefundable and may not be credited toward the payment of any royalties or other consideration required by this LICENSE AGREEMENT.

6     ROYALTIES

      6.1       EARNED ROYALTIES

                        In consideration for the license granted in this LICENSE AGREEMENT,

      NOVOPHARM shall make payments to MCGILL in the manner designated below, an earned royalty of 3% of NET SALES beginning on the DATE OF
      COMMERCIALIZATION and continuing until termination of this LICENSE AGREEMENT.

      6.2       ANNUAL MAINTENANCE FEES

                6.2.1 In order to maintain the license granted herein, NOVOPHARM shall pay to MCGILL an assessed minimum annual maintenance fee of [ ] on the second and each succeeding anniversary of the EFFECTIVE DATE, for as long as this LICENSE AGREEMENT is in effect.

                6.2.2 Annual maintenance fees shall be nonrefundable and shall be credited only against earned royalties payable by NOVOPHARM to MCGILL in the calendar year for which the minimum is payable and shall not be commuted from one calendar year to the next.

      6.3       DILIGENCE PAYMENTS

                        If NOVOPHARM has not filed [
                                                       ] with the Canadian Dept.
      of Health and Welfare and/or the U.S. Food and Drug Administration, relating to the LICENSED PRODUCT, within forty-eight (48) months of the
      EFFECTIVE DATE, NOVOPHARM shall pay MCGILL [                      ] in
      order to maintain rights under this LICENSE AGREEMENT.

                        If NOVOPHARM has not commenced [                   ] on
      LICENSED PRODUCT within [                  ] of the EFFECTIVE DATE,
      NOVOPHARM shall pay MCGILL [                          ] in order to
      maintain rights under this LICENSE AGREEMENT.

                        If NOVOPHARM has not commenced [                   ] on
      LICENSED PRODUCT within [                  ] of the EFFECTIVE DATE,
      NOVOPHARM shall pay MCGILL [                          ] in order to
      maintain rights under this LICENSE AGREEMENT.

      6.4       MILESTONE PAYMENTS

                        NOVOPHARM shall, upon meeting the following development milestones, immediately make payments to MCGILL of the amounts listed below:

                Event                                                Amount
                -----                                                ------
                Filing  of [           ] on LICENSED PRODUCT      [            ]

                [                       ] submission on           [            ]
                   LICENSED PRODUCT

                [       ] Approval of LICENSED PRODUCT            [            ]


      6.5       RESEARCH PROGRAM

                        Contemporaneously with this Agreement NOVOPHARM shall enter into a Research Agreement with MCGILL in the form attached hereto as EXHIBIT A.

7     PAYMENTS AND REPORTS

      7.1       PAYMENTS

                7.1.1 Any amount due MCGILL as the result of each LICENSED PRODUCT being USED, sold, leased, or transferred pursuant to the license rights granted through this LICENSE AGREEMENT; shall accrue at the time NOVOPHARM USES or performs SERVICES USING such LICENSED PRODUCT, bills, invoices, ships, or receives payment for such LICENSED PRODUCT; whichever event occurs first. All amounts accrued for the benefit of MCGILL shall be deemed held in trust for the benefit of MCGILL until payment of such amounts is made pursuant to this LICENSE AGREEMENT.

                7.1.2 Unless otherwise specified in this LICENSE AGREEMENT, all payment amounts due MCGILL under this LICENSE AGREEMENT shall be paid within thirty (30) days following the end of the CALENDAR YEAR in which such payment accrues or NOVOPHARM otherwise incurs the obligation to pay such amounts.

                7.1.3 All such payments shall be remitted to MCGILL's address given in the notification provision of this LICENSE AGREEMENT or to such other address as MCGILL shall direct.

                7.1.4 NOVOPHARM shall pay to MCGILL a one-time late fee of 20% of any payment required under this LICENSE AGREEMENT, if the payment is more than fifteen (15) days late. Such late fee shall be paid within thirty (30) days after the date on which the required payment was due. In addition, NOVOPHARM shall pay to MCGILL interest on any amounts not paid when due. Such interest will accrue from the fifteenth (15th) day after the payment was due at a rate of five percent (5%) per annum, and the interest payment will be due and payable on the first day of each month after interest begins to accrue until full payment of all amounts due MCGILL is made.

      7.2       PAYMENTS IN CANADIAN DOLLARS

                        NOVOPHARM shall make payment of any amounts due MCGILL under this LICENSE AGREEMENT in Canadian dollars.

      7.3       REPORTS

                7.3.1 NOVOPHARM shall keep, at its own expense, accurate books of account, using accepted accounting procedures, detailing all data necessary to calculate and easily audit any payments due MCGILL from NOVOPHARM under this LICENSE AGREEMENT.

                7.3.2 Each payment made to MCGILL shall be accompanied by a written report summarizing, in sufficient detail to allow MCGILL to verify all payment amounts, the data used to calculate the amounts paid. Each report pertaining to royalty payments for the applicable accounting period shall specifically include the following, as applicable:

                (A)     NET SALES amounts.
                (B)     Royalties due.

                7.3.3 Each periodic payment and associated written report shall be certified as true, complete, and accurate by a statement signed by one of NOVOPHARM's directors or officers.

8     PERFORMANCE

                        During the term of this LICENSE AGREEMENT, NOVOPHARM shall use its best efforts to commercialize the LICENSED TECHNOLOGY within the TERRITORY.

9     WARRANTIES

      9.1       NO WARRANTY OF MERCHANTABILITY OF LICENSED TECHNOLOGY

                        MCGILL MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LICENSED TECHNOLOGY, NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. ALL MCGILL DELIVERABLES ARE MADE AVAILABLE TO NOVOPHARM STRICTLY ON AN "AS IS" BASIS. MCGILL DOES NOT WARRANT THAT THE LICENSED TECHNOLOGY IS ERROR FREE OR THAT IT WILL MEET NOVOPHARM REQUIREMENTS. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND EXCLUDED. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF LICENSED TECHNOLOGY, DELIVERABLES, AND ANY PRODUCTS, SERVICES OR METHODS BASED ON THE LICENSED TECHNOLOGY IS ASSUMED BY NOVOPHARM.

      9.2       NO WARRANTY OF LIABILITY FOR LICENSED PRODUCT

                        MCGILL MAKES NO REPRESENTATIONS, EXTENDS NO
      WARRANTIES,EXPRESS OR IMPLIED, AND ASSUMES NO LIABILITIES OR RESPONSIBILITIES WITH RESPECT TO THE USE, SALE, OR OTHER DISPOSITION BY NOVOPHARM, ANY AFFILIATE, VENDEES OR TRANSFEREES OF LICENSED PRODUCT(S) OR THE LICENSED TECHNOLOGY.

10    GENERAL PROVISIONS

      10.1      ASSIGNMENT

                        This LICENSE AGREEMENT may not be assigned or transferred by NOVOPHARM without the prior written consent of MCGILL. Such consent shall not be unreasonably withheld.

      10.2      ATTORNEYS' FEES

                        In the event any suit or other proceeding is reasonably necessary and is commenced to construe, enforce, or terminate any provision of this LICENSE AGREEMENT, the nonprevailing party shall pay the prevailing party, in addition to all other amounts to which the prevailing may be entitled, a reasonable sum for attorneys' fees and costs incurred by the prevailing party in such suit or proceeding.

      10.3      ENTIRE AGREEMENT

                        This LICENSE AGREEMENT constitutes the entire agreement and understanding between MCGILL and NOVOPHARM with respect to the LICENSED TECHNOLOGY, and any modification of this LICENSE AGREEMENT shall be in writing and shall be signed by a duly authorized representative of both MCGILL and NOVOPHARM. There are no understandings, representations, or warranties between MCGILL and NOVOPHARM concerning the LICENSED TECHNOLOGY except as expressly set forth in this LICENSE AGREEMENT.

      10.4      GOVERNING LAW

                        This LICENSE AGREEMENT shall be deemed to have been made in Province of Ontario and shall be governed and construed in accordance with the laws of the Province of Ontario.

      10.5      FORCE MAJEURE

                        Neither MCGILL not NOVOPHARM shall be in default of the terms of this LICENSE AGREEMENT because the party delays performance or fails to perform such terms; provided such delay or failure is not the result of the party's intentional or negligent acts or omissions, but the result of causes beyond the reasonable control of such party. Causes reasonably beyond the control of MCGILL and NOVOPHARM shall include, but not be limited to, revolutions; civil disobedience; fires; acts of God, war, or public enemies; blockades; embargoes; strikes; labor disputes; laws; governmental, administrative or judicial orders, proclamations, regulations, ordinances, demands, or requirements; delays in transit or deliveries; or inability to secure necessary permits, permissions, raw materials, or equipment.

      10.6      MEDIATION

                        Any disputes which arise between the parties under this LICENSE AGREEMENT, shall be referred to the senior staff of both parties respectively, who shall meet and make a good faith effort to resolve the matter. In the event the parties fail to resolve such dispute by negotiations the matter shall be submitted first to mediation by a mediator chosen jointly by the parties involved. If after ninety (90) days the dispute has not been resolved by mediation, the dispute shall automatically go to arbitration.

      10.7      ARBITRATION

                10.7.1 Arbitration shall be governed by the International Commercial Arbitration Act (Ontario) and shall take place in Toronto, Ontario if the party desiring arbitration is MCGILL and shall take place in Montreal, Quebec if the party desiring arbitration is NOVOPHARM and the arbitrators shall apply Ontario law in reaching decisions.

                10.7.2 The party desiring such arbitration shall give written notice to that effect and shall in such notice appoint as one of the arbitrators a disinterested person of recognized competence in the medical field, who shall have experience in arbitrating disputes arising under agreements dealing with subject matters similar to the subject matter hereof. Within fifteen (15) business days thereafter, the other party shall, by written notice to the originating party, appoint as one of the arbitrators a second disinterested person having the foregoing qualifications. Unless the parties have agreed upon and appointed a third arbitrator within ten (10) business days of the appointment of the second arbitrator, the two arbitrators appointed by NOVOPHARM and MCGILL shall select a third disinterested person having the foregoing qualifications within twenty (20) business days of the appointment of the second arbitrator. If the two arbitrators fail to agree upon the selection of such third arbitrator within such twenty (20) business day period, either NOVOPHARM or MCGILL upon written notice to the other may apply to the Ontario Court (General Division) for the appointment of a third arbitrator. If the second arbitrator shall not have been appointed as aforesaid, the first arbitrator shall proceed to determine the matter in dispute. The arbitrators thus appointed shall use all reasonable efforts to determine the matter in dispute as soon as practicable and in any event within thirty (30) business days of the appointment of the third arbitrator.

                10.7.3 Each party shall be entitled to present evidence and argument to the arbitrators. The arbitrators shall have the right only to interpret and apply (and not change) the provisions of this LICENSE AGREEMENT and may not deprive NOVOPHARM or MCGILL of any right or remedy provided by this LICENSE AGREEMENT or at law.

                10.7.4 The determination of the majority of the arbitrators shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction. The arbitrators shall give written notice to the parties stating their determination and shall furnish to each party a signed copy of such determination.

                10.7.5 In the event of failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed in his stead, which appointment shall be made in the same manner as provided above for the appointment of the arbitrator so failing, refusing or unable to act.

                10.7.6 The expenses of any arbitration hereunder shall be borne as awarded by the arbitrators, or, in the absence of such an award, shall be borne equally by NOVOPHARM and MCGILL.

                10.7.7 The parties shall act in good faith and shall act diligently to proceed with and complete the arbitration proceedings.

      10.8 HEADINGS

                        The section and subsection titles and headings contained in this LICENSE AGREEMENT are for convenience and reference only. Such titles and headings do not form a part of this LICENSE AGREEMENT, shall not define or limit the scope of the sections or subsections, and shall not affect the construction or interpretation of any of the sections or subsections.

      10.9      NOTICES

                        All notices, reports, payments, requests, consents, demands and other communications between MCGILL and NOVOPHARM, pertaining to subjects related to this

      LICENSE AGREEMENT, shall be in writing and shall be deemed duly given and effective (A) when actually received by mail or personal delivery, or (B) when mailed by prepaid registered or certified mail to the receiving party at the address set faith below, or to such other address as may be later designated by written notice from either party to the other party, or (C) when sent by telecopier, telex or other similar means of electronic communication on the second day following the sending thereof:

                MCGILL's Notification Address:
                        Director, Office of Technology Transfer, MCGILL UNIVERSITY, 3550 University St., Montreal, Quebec, Canada H3A 2A7; tel.
      (514) 398-4201, fax. (514) 398-8479.

                NOVOPHARM's Notification Address:
                        President, NOVOPHARM LIMITED, 30 Nably Court, Scarborough, Ontario, Canada M1B 2K9; tel. (416) 291-8876, fax. (416) 291-2162.

      10.10     USE OF NAME

                        NOVOPHARM shall not, without prior written consent from MCGILL in each specific case, use MCGILL's name, trademark(s), or any adaptations thereof.

      10.11     CONFIDENTIALITY

                10.11.1 MCGILL and NOVOPHARM agree that, except as may otherwise be required by applicable laws, regulations, or orders, no information concerning this LICENSE AGREEMENT, and the transactions contemplated herein shall be made public by either party without the prior written consent of the other.

                10.11.2 MCGILL and NOVOPHARM agree that they shall be released from their respective obligations under this section 10.11 hereof on the date when, through no fault or omission of the party seeking such release, such information (A) is disclosed in published literature; or (B) is generally available to the relevant industry; or (C) is obtained by the party seeking such release from a third party without binder of secrecy, provided, however, that such third party has no confidentiality obligations to the other party to this LICENSE AGREEMENT.

      10.12     PUBLICATION

                        In the event that MCGILL wishes to publish or make available to the public, any material with respect to (without limitation), the LICENSED TECHNOLOGY and/or the LICENSED PRODUCT, MCGILL shall furnish to NOVOPHARM a copy of such proposed publication at least thirty (30) days in advance of the proposed publication date. NOVOPHARM shall have the right to object to said publication if, in NOVOPHARM's opinion, the aforesaid publication may result in a disclosure of confidential information or information that may be detrimental to the sale of the LICENSED PRODUCT, NOVOPHARM shall provide to MCGILL within the said thirty (30) days, particulars of its objections to said publication. Upon receiving such notification from NOVOPHARM, MCGILL shall edit the information to NOVOPHARM's satisfaction prior to publication.

      10.13     WAIVER OF RIGHTS

                        In order to be effective, any waiver, by either party, of any right under this LICENSE AGREEMENT, must be in writing signed by an authorized representative of the party making the waiver. No such waiver or failure of MCGILL or NOVOPHARM to enforce a right or strict performance under this LICENSE AGREEMENT shall be deemed to be a waiver or forbearance which would in any way prevent MCGILL or NOVOPHARM from subsequently asserting or exercising any such rights, making a claim not specifically waived, or requiring strict performance of this LICENSE AGREEMENT. No such waiver or failure to enforce shall affect the validity of this LICENSE AGREEMENT or be a continuing waiver excusing compliance with any provision of this LICENSE AGREEMENT in the future.

      10.14     LANGUAGE

                        The parties hereto hereby acknowledge that they have required this LICENSE AGREEMENT to be drawn up in the English language. Les parties reconnaissent avoir demande que le present contrat de licence soit redige en langue anglaise.

      10.15     SIGNATURES

                        IN WITNESS WHEREOF, MCGILL and NOVOPHARM have caused this LICENSE AGREEMENT to be executed in duplicate originals by their duly authorized representative.


LICENSOR:                               LICENSEE:

MCGILL UNIVERSITY                       NOVOPHARM LIMITED

Representing Licensor:                  Representing Licensee:

/s/ R.D. Brassinga                      /s/ Leslie L. Dan
----------------------                  -----------------------
Signature                               Signature

  April 26, 1994                          April 28, 1994
----------------------                  -----------------------
Date                                    Date

R.D. Brassinga                          Leslie L. Dan
----------------------                  -----------------------
Name of Representative                  Name of Representative

Assoc. Dir., OTT                        Chairman and CEO
----------------------                  -----------------------
Title of Representative                 Title of Representative

/s/ Gerald B. Price                     /s/ Amita Kent
----------------------                  -----------------------
Witness                                 Witness

                                    EXHIBIT A

                SPONSORED RESEARCH AGREEMENT - MCGILL UNIVERSITY

This will confirm the agreement between NOVOPHARM LTD. of Scarborough, Ontario M1P 2Y1 ("NOVOPHARM") and McGill University ("MCGILL") whereby NOVOPHARM is prepared to support studies conducted at MCGILL on "An exploration of the regulation of polyamine transport in human disease" ("Project") as described in Appendix A, under the direction of Dr. G.B. Price of the McGill Cancer Centre.

Dr. G.B. Price will direct and conduct the research in accordance with the research policy and guidelines of MCGILL.


DURATION

Funding under this Agreement is awarded to conduct research for a twenty four-month period starting April 28, 1994.

ALLOTTED FUNDS

The total amount of funding shall not exceed Cdn [        ] except with the
prior written approval of NOVOPHARM. Funding includes expenses for personnel, animals, equipment, consumables and administration (as described in Appendix B). Payments shall be received in two bi-annual instalments commencing with the starting date of the Project. The execution of the research may also be supported by funds from other research organizations and the University. The investigator shall have freedom within the allotted amount to rebudget within the categories outlined in Appendix B in order to utilize funds in the best interest of the study.

REPORTING

NOVOPHARM shall receive a comprehensive report on the activities and results of the research project no later than 90 days after its completion. A report of expenditure shall accompany this report. If the project period exceeds 12 months, NOVOPHARM shall receive brief annual reports on the progress of the research.

INVENTIONS, DISCOVERIES AND OTHER INTELLECTUAL PROPERTY

All inventions, discoveries, and other intellectual property resulting from research supported under this Agreement shall belong to the investigator and MCGILL.

OPTION TO LICENSE

During the period of support, NOVOPHARM shall receive an option to exclusively license from MCGILL


                                                                             1/4

(under terms to be negotiated) inventions and other useful results derived from the project.

CONFIDENTIAL MATERIAL

In the course of the research project, MCGILL and NOVOPHARM may share confidential materials and data with each other. Such materials shall be kept confidential for a period of five years and shall not be disclosed to anyone without a "need to know" within NOVOPHARM or MCGILL. Each party shall also strictly protect such information from disclosure to third parties. The obligation to keep confidential shall however not apply to information which:

a)    is already known to the party to which it is disclosed;

b)    becomes part of the public domain without breach of this Agreement;

c) is obtained from third parties which have no obligations to keep confidential to NOVOPHARM and MCGILL.


PUBLICATION

MCGILL and the principal investigator shall have the right to publish any material resulting from Research under this Agreement. In this regard, the investigator shall furnish NOVOPHARM with a copy of any proposed publication at least 30 days in advance of the proposed publication date. Within this 30-day period, NOVOPHARM shall review said proposed publication for the disclosure of any NOVOPHARM confidential information, and shall inform MCGILL in writing of the location and content of such specific information. Upon receiving the appropriate written notification from NOVOPHARM, the investigator shall edit the information before publication. NOVOPHARM shall have the option of receiving an acknowledgement in the publication of its sponsorship of the research.

TERMINATION

NOVOPHARM agrees to support the research for twenty four months. MCGILL shall promptly inform NOVOPHARM of any events (death or departure of Principal Investigator) that could prevent the project from being continued as proposed. Upon such notification, NOVOPHARM and MCGILL will attempt to agree upon an investigator to be named to continue the research project. If the parties fail to agree on an alternate investigator within 30 days after notice from MCGILL, NOVOPHARM may terminate this Agreement and will be obligated to pay MCGILL only for costs and expenses which have already been incurred or which cannot be reasonably avoided.

LIABILITY AND INDEMNITY

i) NOVOPHARM agrees to hold MCGILL and its staff free and harmless from any and all claims or rights of action which may result from the use by NOVOPHARM, or its customers or licensees, of project results developed under this Agreement.



                                                                             2/4

ii) MCGILL shall indemnify NOVOPHARM against all costs, suits or claims on account of injuries (including death) to persons participating in the conduct of the Project or damage to MCGILL property during the performance of this Agreement.

FORCE MAJEURE:

Neither party to this Agreement shall be liable to the other for any failure or delay in performance caused by circumstances beyond its control, including but not limited to, acts of God, fire, labor difficulties or governmental action.

PUBLICITY:

NOVOPHARM will not use the name of MCGILL nor of any member of its staff in any publicity without prior written approval of an authorized representative of MCGILL.

NOTICES:

MCGILL notices shall be sent to:

                     McGill University
                     The Office of Technology Transfer
                     Attention: Director
                     3550 University St.
                     Montreal, Quebec H3A 2A7
                     Tel.: (514) 398-4201
                     Fax:  (514) 398-8479

NOVOPHARM notices shall be sent to:

                     Novopharm Limited
                     Attention: President
                     30 Nably Court
                     Scarborough, Ontario M1B 2K9
                     Tel.: (416) 291-8876
                     Fax : (416) 291-2162

MCGILL payments shall be sent to:

                     McGill University
                     Accounting Department, Special Funds
                     Attention: Mr. Terry Monteiro
                     James Administration Building
                     853 Sherbrooke Street West
                     Montreal, Quebec H3A 2T5


                                                                             3/4

GENERAL

This Agreement will be governed by and construed in accordance with the laws of the Province of Quebec.

The parties confirm hereby that they each required that this Agreement and all documents and notices in connection therewith be drawn up in English.

Les parties reconnaissent par Ies presentes que chacune d'elles a exige que cette convention et tout document ou avis y afferent soient rediges en anglais.

Executed at Montreal this twenty-eighth day of April, 1994.


NOVOPHARM LTD.                                     MCGILL UNIVERSITY

By: /s/ Leslie L. Dan                              By: /s/ Gerald B. Price
    ----------------------                             ----------------------
Name:  LESLIE L. DAN                               Name: Gerald B. Price

Title: CHAIRMAN AND CEO                            Title: Principal Investigator

Date: April 28, 1994                               Date: April 26, 1994


                                                   By: /s/ R.D. Brassinga
                                                       ----------------------
                                                   Name: R.D. Brassinga

                                                   Title: Assoc. Dir., OTT

                                                   Date: April 26, 1994



                                                                             4/4

                                                                               1
APPENDIX A

             AN EXPLORATION OF THE REGULATION OF POLYAMINE TRANSPORT
                                IN HUMAN DISEASE

     Polyamines are now known to be critical in the growth and differentiation of many normal and malignant tissues. In particular, various neurologic disorders and malignancies have been associated with disruption of the regulation of polyamine levels through biosynthesis and transport. Whereas some of the genes important in the biosynthesis and regulation of polyamine Ievels have been characterized, no polyamine transport gene has yet been characterized in mammals. In some of our recent work, we believe that we have identified a potential probe for a human polyamine transport protein. The expression of mRNA homologous with this probe has been shown to be distributed among human tissues similarly to known levels of polyamine and polyamine metabolism; furthermore, exposure of various types of cells to either mitogens or poisons of polyamine metabolism resulted in the anticipated up- or down-regulation of the expression of the gene homologous to the putative human polyamine transport probe.

     In order to verify the identity of the gene homologous to this probe as a regulator of polyamine transport, we will identify the yeast gene and its location (preliminary data suggests that the yeast gene can be readily identified and cloned; the yeast gene is undoubtedly nearly identical to the human gene and will make it possible to quickly obtain the exact human gene(s).) In addition, we are proceeding to "knock-out" the yeast gene in order to unequivocally prove the function as a transport protein for polyamines. In the first year, we would hope to complete the yeast work and begin, if not conclude, the cloning of the putative human polyamine transport protein. During the rest of the first and in the second year, we would expect to use the probe on various cell lines and tissues (in Northern blot and FISH, fluorescence in situ hybridization, assays) to demonstrate the role played by this putative polyamine transport in nonmalignant neurologic disorders like Alzheimer's Disease as well as malignancies of the brain, colon, prostate, skin, etc.

The isolation and demonstration of the identity of this human polyamine transport protein would provide diagnostic and research tools. In addition, the characterization of the gene and its regulatory control would be crucial to the design of chemotherapeutic agents to modify disease conditions. Finally, the isolation of the gene would provide an opportunity to consider the use of gene therapy to selectively knockout or up-regulate polyamine levels as may be needed to normalize tissue and organ function.

EXAMPLES OF PERTINENT REFERENCES:

Casero RA Jr. Pegg AE. Spermidine/spermine N1-acetyltransferase--the turning point in polyamine metabolism. [Review] FASEB Journal. 7(8):653-61, 1993 May.

Basu HS. Pellarin M. Feuerstein BG. Shirahata A. Samejima K. Deen DF. Marton LJ. Interaction of a polyamine annalogue, 1,19-bis-(ethylamino)-5,10, 15-triazanonadecane (BE-4-4-4-4), with DNA and effect on growth, survival, and polyamine levels in seven human brain tumor cell lines [published erratum appears in Cancer Res 1993 Oct I5;53(20):5063] Cancer Research. 53(17):3948-55, 1993 Sep 1.

Basu HS. Pellarin M. Feuerstein BG. Deen DF. Marton LJ. Effects of the polyampol analogs BE-3-7-3, 3-8-3, and BE-3-8-3 on human brain tumor cell growth and survival. Anticancer Research. 13(5A):1525-32, 1993 Sep-Oct.

Quemener V. MoulinouJP. Lucas J. Khan N. Darcel F. Martin LA. Primault R. Seiler N. The effects of structural analogs of putrescine on proliferation, morphology and karyotype of glioblastoma cells in culture. Biology of the Cell. 77(2):195-9, 1993.

Kurihara H. Matsuzaki S. Yamazaki H. Tsukahara T. Tamura M. Relationship between tissue polyamine levels and malignancy in primary brain tumors. Neurosurgery. 32(3):372-5, 1993 Mar.

(SEE ALSO JOURNAL OF NEUROONCOLOGY 16:243-272,1993.)

McGarrity TJ. Peiffer LP. Hartle RJ. Effect of selenium on growth, S-adenosylmethionine and polyamine biosynthesis in human colon cancer cells. Anticancer Research. 13(3):811-5,1993 May-Jun.

Cipolla B. Guille F. MoulinouJP. Quemener V. Staerman F. Corbel L. Lobel B. Polyamines and prostatic carcinoma: clinical and therapeutic implications. European Urology. 24(1):124-31, 1993.

Snyder RD. Schroeder KK. Radiosensitivity of polyamine-depleted HeLa cells and modulation by the aminothiol WR-1065. Radiation Research. 137(1):67-75, 1994 Jan.

Palmer AM. Burns MA. Preservation of redox, polyamine, and glycine modulatory domains of the N-methyl-D-aspartate receptor in Alzheimer's disease. Journal of Neurochemistry. 62(1): 187-96, 1994 Jan.

Morrison LD. Bergeron C. Kish SJ. Brain S-adenosylmethionine decarboylase activity is increased in Alzheimer's disease. Neuroscience Letters. 154(1-2):141-4, 1993 May 14.

Sjoholm A. Role of polyamines in the regulation of proliferation and hormone production by insulin-secreting cells. [Review] American Journal of Physiology. 264(3 Pt 1):C501-18, 1993 Mar.

APPENDIX B

                                     BUDGET

                                                      1st year     2nd year
                                                      --------     --------

[                                               ]     [       ]    [       ]

B. Stipends to graduate students and postdoctoral           --           --
fellows

C. Fringe benefits                                    [       ]    [       ]

D. Purchase or rental of equipment                    [       ]    [       ]

E. Materials, supplies and incidentals                [       ]    [       ]

F. Travel                                                   --           --

G. Computing costs                                          --           --

H. Others (specify)                                         --           --

I. Indirect costs                                     [       ]    [       ]

TOTAL                                                 [       ]    [       ]